                                                               EXHIBIT (d)(1)(B)

                            STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT dated as of May 10, 2000, among Prudential Mortgage Capital Company, LLC, a Delaware limited liability company ("Parent")
                                                                      ------
and the holders listed on Schedule A attached hereto (each, a "Stockholder" and,
                                                               -----------
collectively, the "Stockholders") of shares of common stock, par value $0.01 per
                   ------------
share (the "Shares") of The WMF Group, Ltd., a Delaware corporation (the
            ------
"Company").

                               R E C I T A L S:

          WHEREAS Parent, Prudential Mortgage Capital Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of Parent (the "Purchaser") and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for the merger of the Purchaser with and into
     ----------------
the Company (the "Merger"), upon the terms and subject to the conditions set
                  ------
forth in the Merger Agreement;

          WHEREAS the execution and delivery of this Agreement by the parties hereto is a condition precedent to Parent's willingness to enter into the Merger Agreement;

          WHEREAS each Stockholder owns the number of Shares set forth opposite such Stockholder's name on Schedule A attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholders after the date hereof and during the term of this Agreement (including, without limitation, through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares");
 --------------

          WHEREAS, Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the transactions contemplated therein; and

          WHEREAS, capitalized terms used herein without definition shall have the respective meanings specified therefor in the Merger Agreement;

          NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                              A G R E E M E N T:

          1.  Representations and Warranties of Each Stockholder.  Each
              --------------------------------------------------
Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

               (a)  Authority.  Such Stockholder has all requisite power and
                    ---------
     authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity. Neither the execution and delivery by such Stockholder of this Agreement nor the performance by such Stockholder of its obligations hereunder will violate or conflict in any material respect with, result in a breach of any material provision of or constitute a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which such Stockholder is a party or by which such Stockholder is bound.

               (b)  The Subject Shares.  Such Stockholder is the record and
                    ------------------
     beneficial owner of and has valid title to, the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. Except to the extent set forth in footnotes 1, 2, 3 and 4 to Schedule A attached hereto, such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto. Such Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          2.  Representation and Warranty of Parent.  Parent hereby represents
              -------------------------------------
and warrants to each Stockholder that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity. Neither the execution and delivery by Parent of this Agreement nor the consummation by Parent of the transactions contemplated hereby will: (a) violate or conflict in any material
                                        -
respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any payment or other obligations pursuant to, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent is a party, by which it or any of its properties are bound, or under which it or any of its properties are entitled to a benefit; (b) other than the filings required under the HSR Act or
                        -
any Exchange Act filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; or (c)
                                                                       -
violate in any material respect any laws applicable to Parent.

          3.  Covenants of Each Stockholder.  Until the termination of this
              -----------------------------
Agreement in accordance with Section 7, each Stockholder severally and not jointly agrees as follows:

          (a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) its Subject Shares in favor of the adoption by the Company of the Merger Agreement (as it may be amended from time to time, provided that such amendment is not adverse to such Stockholder) and the approval of the terms thereof and each of the transactions contemplated thereby. Any vote cast in accordance with this Section 3(a) or in accordance with Section 3(b) shall be cast in such manner as will ensure that such vote is duly counted for purposes of determining whether a quorum is present and for purposes of determining the result of such vote.

          (b) At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Stockholder's vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) its Subject Shares against any (i)
                                                                       -
     Acquisition Proposal or (ii) any amendment of the Company's certificate of
                              --
     incorporation or by-laws or other proposal, which transaction or amendment or other proposal would be reasonably likely to impede, frustrate, prevent or nullify the Merger or the Merger Agreement (as it may be amended from time to time, provided such amendment is not adverse to such Stockholder), or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Shares. Such Stockholder further agrees not to enter into any agreement inconsistent with the foregoing.

          (c)  Such Stockholder shall not, prior to the earliest of (i) the
                                                                     -
     Effective Time and (ii) the termination of the Merger Agreement in
                         --
     accordance with its terms, (x) sell, transfer, give, pledge, assign or
                                 -
     otherwise dispose of (including by gift) (collectively, "Transfer"),
                                                              --------
     consent to any Transfer of, or enter into any contract, option or other arrangement with respect to the Transfer of any or all of such Stockholder's Subject Shares or any interest therein or (y) enter into any
                                                              -
     voting arrangement, whether by proxy, voting agreement or otherwise, in connection with any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions other than Transfers to its Affiliates provided that such transferee agrees to be bound by the terms hereof, and Transfers pursuant to the terms of Section 3(d).

          (d) In the event that Parent, Purchaser, or any affiliate thereof conducts a tender offer in accordance with the Merger Agreement, such Stockholder shall validly tender such Stockholder's Subject Shares and shall not withdraw Subject Shares so tendered.

          (e) Until after the earlier to occur of the Merger being consummated or the Merger Agreement being terminated, such Stockholder, solely in its capacity as stockholder, shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement (as it may be amended from time to time, provided such amendment is not adverse to such Stockholder).

          (f) Such Stockholder, solely in its capacity as stockholder, shall not take any action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement.

          4.  Further Assurances.  (a)  From time to time, at any party's
              ------------------
request and without further consideration, each other party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          (b)  By its execution of this Agreement, (i) each Stockholder
                                                    -
acknowledges that it has been afforded the opportunity to consult with its legal counsel and financial advisors with respect to its investment decision to execute this Agreement and (ii) each Stockholder acknowledges that it has been
                            --
afforded the opportunity to discuss the Merger Agreement with representatives of Parent. Each Stockholder further acknowledges that it has otherwise investigated this matter to its full satisfaction and will not seek rescission or revocation of this Agreement or seek to withdraw or revoke any vote, irrevocable proxy or irrevocable instruction delivered by it or on its behalf in connection therewith.

          5.  Certain Events.  Each Stockholder agrees that this Agreement and
              --------------
the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares, or the acquisition of additional Shares or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of the Company issued to or acquired by such Stockholder.

          6.  Assignment.  Neither this Agreement nor any of the rights,
              ----------
interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, as contemplated by Section 10.5 of the Merger Agreement, in its sole discretion, any and all of its rights, interests and obligations hereunder to Parent or any other affiliate of The Prudential Insurance Company of America. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          7.  Termination.  This Agreement, and all rights and obligations of
              -----------
the parties hereunder shall terminate upon the earlier of (a) the Effective Time
                                                           -
and (b) the date upon which the Merger Agreement is terminated in accordance
     -
with its terms provided that if the Merger Agreement has been terminated for any
               --------
reason, Sections 6, 7, 8, 9 and 10 shall survive for one year following such termination.

          8.  General Provisions.
              ------------------

          (a)  Amendments.  This Agreement may not be amended except by an
           -   ----------
     instrument in writing signed by each of the parties hereto.

          (b)  Notice.  All notices and other communications hereunder shall be
           -   ------
     in writing and shall be deemed given if hand delivered or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section
     10.4 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c)  Interpretation.  When a reference is made in this Agreement to
           -   --------------
     Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d)  Counterparts.  This Agreement may be executed in one or more
           -   ------------
     counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (e)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement
           -   ----------------------------------------------
     (including the documents and instruments referred to herein) (i)
                                                                   -
     constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any
                                    --
     person other than the parties hereto any rights or remedies hereunder.

          (f)  Governing Law.  This Agreement shall be governed by, and
           -   -------------
     construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          9.  Enforcement.  Each Stockholder agrees that irreparable damage
              -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Stockholder accordingly agrees that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Southern District of New York or in a New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, Parent and each Stockholder (a)
                                                                         -
consent to submit such party to the personal jurisdiction of any Federal court located in the Southern District of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agree that
                                                                -
such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agree that such party
                                                        -
will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of New York or a New York state court and (d) waive any right to trial by jury
                                           -
with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          10.  Public Announcements.  Each party to this Agreement will consult
               --------------------
with the other party before issuing, and provide the other party with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement that expressly identifies any of the Stockholders, and shall not issue any such press release or make any such public statement without the prior approval of the other party, which approval shall not be unreasonably withheld.

          11.  Stop Transfer.  Each Stockholder agrees with and covenants to
               -------------
Parent that such Stockholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of such Stockholder's Subject Shares, unless such transfer is made in compliance with this Agreement. Each Stockholder agrees, with respect to any Subject Shares in certificated form, that such Stockholder will submit to the Company, within ten business days after the date hereof, the certificates representing such Subject Shares in order for the Company to inscribe upon such certificates the following legend: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF MAY 10, 2000, AND, PURSUANT TO THE TERMS THEREOF, MAY NOT BE SOLD, TRANSFERRED, GIVEN, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND ARE SUBJECT TO FURTHER RESTRICTIONS REGARDING, AMONG OTHER THINGS, VOTING RIGHTS AND CERTAIN INDIRECT TRANSFERS AS SET FORTH IN SUCH STOCKHOLDERS AGREEMENT." Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Subject Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee.

          IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                         Prudential Mortgage Capital Company, LLC

                         By: /s/ Michael. B. Jameson
                             -------------------------------
                             Name: Michael B. Jameson
                             Title: Senior Vice President

                         Stockholders:

                         Phemus Corporation


                         By: /s/ Mark A. Rosen
                             -------------------------------
                             Name: Mark A. Rosen
                             Title: Authorized Signatory

                         Demeter Holdings Corporation

                         By: /s/ Mark A. Rosen
                             -------------------------------
                             Name: Mark A. Rosen
                             Title: Authorized Signatory

                         Capricorn Investors II, L.P.
                           By Capricorn Holdings, LLC,
                           its General Partner

                         By: /s/ Herbert S. Winokur, Jr.
                             -------------------------------
                             Name: Herbert S. Winokur, Jr.
                             Title:   Manager

                         Capricorn Holdings, Inc.

                         By: /s/ Herbert S. Winokur, Jr.
                             -------------------------------
                             Name: Herbert S. Winokur, Jr.
                             Title:   President

                         Commonwealth Overseas Trading

                         By: /s/ Shekar Narasimhan
                             ------------------------------
                             Name: Shekar Narasimhan
                             Title: Managing Director

                         Shekar Narasimhan

                         /s/ Shekar Narasimhan
                         ----------------------------------

                         John D. Reilly

                         /s/ John D. Reilly
                         ----------------------------------

                         Mohammed A. Al-Tuwaijri

                         /s/ Mohammed A. Al-Tuwaijri
                         ----------------------------------

                         J. Roderick Heller, III

                         /s/ J. Roderick Heller, III
                         ----------------------------------

                                  SCHEDULE  A
                                  -----------

                                Share Ownership
                                ---------------

                                                         Shares Underlying
                                                         -----------------
                                                           Stock Options
                                                         -----------------
           Name and Address
            of Stockholder              Existing Shares     Vested      Unvested     Total
            -------------               ---------------     ------      --------     -----
Demeter Holdings Corporation                  5,134,483      20,000       10,000   5,164,483
c/o Charlesbank Capital Partners,
LLC
600 Atlantic Ave., 26/th/ Floor
Boston, MA  02110

Phemus Corporation                              281,419         ---          ---     281,419
c/o Charlesbank Capital Partners,
LLC
600 Atlantic Ave., 26/th/ Floor
Boston, MA  02110

Capricorn Investors II, L.P.  /(1)/           1,730,532      10,000        5,000   1,745,532
30 East Elm St.
Greenwich, CT  06830

Capricorn Holdings, Inc. /(1)/                  163,533         ---          ---     163,533
30 East Elm St.
Greenwich, CT  06830

Shekar Narasimhan  /(2)/                         55,415     118,867       41,800     216,082
c/o WMF Group Ltd.
1593 Spring Hill Rd
Suite 400
Vienna, VA  22192

                                                         Shares Underlying
                                                         -----------------
                                                           Stock Options
                                                           -------------
           Name and Address
            of Stockholder              Existing Shares     Vested      Unvested     Total
            -------------               ---------------     -------     --------     -----
Commonwealth Overseas Trading                   145,040         ---          ---     145,040
Company Limited
c/o Ms. Donna Simmons
The Bank of N.T. Butterfield &
Son, Limited
65 Front Street
Hamilton, HMAX
Bermuda

Mohammed A.  /(3)/                                  ---      10,000        5,000      15,000
Al-Tuwaijri
P.O. Box 60212
Tamaneen Street
Riyadh 11545
Saudi Arabia

J. Roderick Heller III /(4)/                    169,464     130,290        5,000     304,754
2445 M Street, N.W. Suite 460
Washington, DC  20037

John D. Reilly  /(5)/                           210,033      10,000        5,000     225,033
5335 Wisconsin Avenue, N.W.
#440
Washington, DC  20015


(1) Does not include 10,000 shares owned by two revocable trusts benefiting members of Herbert S. Winokur, Jr.'s family.

(2) Excludes 20,000 shares of restricted stock subject to forfeiture unless certain events occur and 145,040 shares of common stock owned by Commonwealth Overseas Trading Company Limited, over which Mr. Narasimhan and Mr. Al-Tuwaijri share voting power.

(3) Excludes 145,040 shares of common stock owned by Commonwealth Overseas Trading Company Limited, over which Mr. Narasimhan and Mr. Al-Tuwaijri share voting power.

(4) Notwithstanding Section 1(b) of the Agreement, the number of Subject Shares includes 35,000 shares owned by the Heller Family Foundation, a charitable foundation of which Mr. Heller is an officer, and 6,000 shares held of record by Mr. Heller as custodian for his minor granddaughter.

(5) Excludes 23,108 shares owned by a trust benefiting members of Mr. Reilly's family of which Mr. Reilly has no voting or investment control.

                                      12